ARTICLES OF ASSOCIATION

                         SINO-AMERICAN JOINT VENTURE

              HABGZHOU AMERICAN FLAVORS DAIRY PRODUCTS CO. LTD


                               SIGNED BETWEEN

                           HANGZHOU DAIRY COMPLEX

                                     AND

                        AMERICAN FLAVORS CHINA, INC.


                                  Contents

Chapter 1.   General provisions

        2.   Purpose, scope and scale of production and business

        3.   Total investment and registered capital

        4.   Board of director

        5.   Business management office

        6.   Finance and accounting

        7.   Profit sharing

        8.   Staff and workers

        9.   Trade union organization

        10.  Duration, termination and liquidation

        11.  Rules and regulations

        12.  Supplementary articles


                                   CHAPTER

                             GENERAL PROVISIONS

                                  Article 1

      In accordance with the "Law of People's Republic of China on Joint Venture Using Chinese and Foreign Investment" and other laws and regulations of the People's Republic of China (hereinafter referred to as the "PRC"), and pursuant to the Joint Venture Contract (hereinafter referred to as the "Contract") sighed on the date of July 25, 1993 between Hangzhou Dairy Complex hereinafter referred to as "Party A") and American Flavors China, Inc. U.S.A. (hereinafter referred to as "party B"), the Articles of Association of the equity joint venture limited liability company established in accordance with the contract are hereby formulated.

                                  Article 2

      The name of the equity joint venture limited liability company established pursuant to the contract (hereinafter referred to as the "JV") in Chinese is:

      [Chinese characters]

      The name of the JV in English is

      HANGZHOU AMERICAN FLAVORS DAIRY PRODUCTS CO. LTD

      The legal registered address of the JV is: No. 188 North Qiutao Road, Hangzhou, PRC.

                                  Article 3

      The name and legal registered address of Parties A and B are as follows:

      Party A:
      name: Hangzhou Dairy complex (              )
      legal registered address: No 178 North Qiutao Road, Hangshou, PRC.
      Party B:
      name: American Flavors, China, Inc
      legal registered address: 285 Commonwealth Avenue, Boston
Massachusetts, U.S.A.

                                  Article 4

      The JV is a limited liability company and is liable within the limit of the registered capital as stated in the contract.

                                  Article 5

      The JV has the status of a legal person in the PRC and is subject to the jurisdiction and protection of the laws of the PRC. All its activities must abide by the laws, decrees, and pertinent rules and regulation of the PRC.

                                  CHAPTER 2

                         PURPOSE, SCOPE AND SCALE OF
                           PRODUCTION AND BUSINESS

                                 Article 6

       The purpose of the JV is to substantiate the good will of both
Parties A and B in strengthening economic cooperation and technical exchange, by adopting appropriate and advanced technology and management method produce and to engage in the business of dairy products, drinks with milk content and fruit juice, upgrading the products, developing new product so as to achieve a high degree of competitiveness in price and quality in the domestic market; to raise economic efficiency so as to enable both parties to realize a satisfactory economic return.

                                 Article 7

      The scope of production of the JV is the production, distribution and scale of dairy products, drinks with milk content and fruit juice.

                                  Article 8

      The scale of production of the JV is as follows:
      Ice Cream: 2500 mT
      UHT Milk: 6600 mT
      Milk Powder: 1200 mT

      and shall increase with future development of business and production.

                                  Article 9

      The products of the JV are for sale in the domestic market.

                                  CHAPTER 3

                   TOTAL INVESTMENT AND REGISTERED CAPITAL

                                 Article 10

      The total amount of investment of the JV is US dollar 10,000,000-, and the registered capital is US dollar 5,100,000-.

                                 Article 11

      Party A shall contribute existing factory building, equipment and machinery, management facilities and other fixed items as its investment in the registered capital, valued at and totaling US dollar 2,448,000- and accounts for 48% of the registered capital; Party B shall contribute US dollar 42,000- in cash and equipment valued at US dollar 2,610,000-, as its investment in the registered capital, totaling US dollar 2,652,000- and accounts for 52% of the registered capital.

                                 Article 12

      Parties A and B shall pay up on schedule in accordance with the contract their respective contribution to the registered capital.

                                 Article 13

      When Parties A and B have paid up in full their respective contribution to the registered capital of the JV, a Chinese accountant appointed by the JV shall verify such contribution and issue a Report of Verification, and the JV shall subsequently issue to each party who has paid its contribution a Certificate of Capital Contribution which shall include the name of the JV, date of establishment of the JV, name of the JV's Parties, amount of capital contributed, date of contribution to the registered capital, and the date of issuance of the certificate of capital contribution.

                                 Article 14

      During the term of the joint venture, the JV shall not reduce its registered capital.

                                 Article 15

      Any increase in the registered capital shall have unanimous approval of both Parties A and Parties B and the approval of the original examination and approval authorities.

                                 Article 16

      Any one party to the Contract shall only assign or transfer all or part of its investment subscribed to a third party upon the unanimous approval of the Board of Directors.

      And the other party to the Contract shall have a first right of refusal to such assignment and transferal.

      And the other party to the Contract shall have terms of such assignment and transferral not less favorable than that offered to the third party.

                                 Article 17

      Any increase or assignment of the registered capital of the JV shall be unanimously approved by the Board of Directors and submitted to the original examination and approval authorities for approval, and subsequently proceed to register such changes at the original registration and administration office.

                                  CHAPTER 4

                              BOARD OF DIRECTOR

                                 Article 18

      The JV shall establish a Board of Directors (hereinafter referred to as the "BOD") and the BOD is the highest authority of the JV.

                                 Article 19

      The BOD shall make decisions on major issues of the JV, the BOD's power and functions shall include the following:

      1) Examining and approval the important reports submitted by the General Manager eg. production plan, annual business report, loans, etc.

      2) Approving annual financial reports, budget of receipts and expenditures, distribution plan of annual profit.

      3)  Adopting major rules and regulations of the JV.

      4) Deciding the timing and location to set up branches of the JV inside and outside of the PRC.

      5)  Amending these Articles of Association.

      6) Discussing and deciding the termination of production, termination of the JV, or the merger with another economic organization.

      7) Deciding the employment or dismissal of the General Manager and Deputy General Manager, chief engineer, treasurer, auditor and other high-ranking personnel.

      8) Deciding and handling the liquidation matters relating to the dissolution of the JV upon the termination prior to or on the expiration date of the JV.

      9) Deciding all other issues deemed necessary to be decided at BOD's meeting.

                                 Article 20

      The BOD shall comprise of six (6) directors of which three (3) shall be appointed by Party A and three (3) by party B. The appointment of directors, Chairman and Vice Chairman is for a term of four (4) years, any director may serve consecutive term if re-appointed by the party which originally appointed him.

                                 Article 21

      The Chairman of the BOD shall be appointed by Party B and the Vice Chairman by Party A. The Chairman is the legal person of the JV.

                                 Article 22

      When appointing and replacing their respective appointees to the BOD, Parties A and B shall submit a written notice to the BOD. In the event the Chairman or Vice-Chairman is to be replaced, written notice shall be submitted to the original examination and approval authorities in addition to the BOD and the other party.

                                 Article 23

      The BOD should convene once every year. Interim BOD's meeting shall be convened upon the request of not less than one third (1/3) of the total number of directors. The expenses incurred by the directors in order to attend the BOD's meeting shall be borne by the JV.

                                 Article 24

      The BOD's meeting shall in principle held at the locality of the JV.

                                 Article 25

      The BOD's meeting shalled be concerned and presided over by the chairman, in the absence of the chairman, the vice-chairman shall convene and preside over the BOD's meeting.

                                 Article 26

      The chairman shall notify the directors of the BOD thirty days (30) prior to the BOD's meeting of the agenda, the time and location of the BOD's meeting.

                                 Article 27

      Should a director be unable to attend the BOD's meeting for any reason, he may by written notification to the BOD authorized any other person as his proxy. In the event a director neither attends the BOD's meeting nor authorizes any other person to act as his proxy, he should be regarded as being abstained from exercising his voting power at the BOD's meeting.

                                 Article 28

      Each and every BOD's meeting requires a quorum of two third (2/3) of the total number of directors, resolutions passed at any BOD's meeting at which a quorum is not present are invalid.

                                 Article 29

      The minutes of all BOD's meeting and resolution passed in all BOD's meeting shall be carefully documented and duly signed by all directors present at the meetings. In the event authorized representative of directors are present, the representatives shall sign the meeting's document, language of documentation shall be in Chinese and in English, and shall be kept in the Minite Book of BOD's meeting of JV at the JV's legal address.

                                 Article 30

      Unanimous approval of all directors of the BOD shall be required before any decisions are made concerning the following major issues:

      1)  Alteration of these Article of Association of the JV.

      2) Termination of the joint venture between parties A and B and dissolution of the JV.

      3)  Increase or transfer of the JV's registered capital.

      4)  Merger of the JV with another economic organization.

      5) Loans or any form of indebtedness, and/or purchase of fixed assets exceeding USD 500,000--. The decision thereof shall be signed by all the directors of party A and sent to all the directors of party B for their signatures and then put into implementation.

      6) All other major issues deemed necessary to be decided unanimously by the BOD.

                                 Article 31

      Decisions on the following issues shall be valid when adopted by a majority of the total number of directors and approved by at least one Party A's appointee and one Party B's appointee to the BOD.

      1) deciding and approving the important reports submitted by the General Manager eg. production plan, annual business report, loans etc.

      2) approving annual financial report, budget of receipts and expenditures, distribution plan of annual profit.

      3)  adopting major rules and regulations of the JV.

      4) deciding the timing and location to set up branches of the JV inside and outside of China.

      5)  amending rules and regulations of the JV.

      6) deciding the employment, dismissal, responsibilities, welfare and term and conditions of employment.

      7) deciding the liquidation procedures, principles and members of the liquidation committee after the termination and dissolution of the JV.

      8) deciding the drawing ratio of the three funds and all type of insurance.

      9) deciding all other major issues deemed necessary to be decided at BOD's meeting.

                                  CHAPTER 5

                         BUSINESS MANAGEMENT OFFICE

                                 Article 32

      The JV shall establish a management organization consisting of various department, such as production, technical, sales and marketing, personnel, finance and administration.

                                 Article 33

      The JV shall have a General Manager to be appointed by Party A and a Deputy General Manager to be appointed by Party B. Both appointments shall be approved by the BOD.

                                 Article 34

      The General Manager shall be directly responsible to the BOD, carry out the decisions of the BOD, organize and provide leadership to the day-to-day production, technical and management tasks. The Deputy General Manager shall provide assistance to the work of the General Manager, and shall act on behalf of the General Manager in his absence.

                                 Article 35

      Decisions concerning important issues of the day to day operation of the JV shall be valid only with the signatures of the General Manager and Deputy General Manager, and the BOD shall discuss and categorize such issues.

                                 Article 36

      The term of office for the General Manager and Deputy General Manager is four (4) years, and may serve consecutive term when re-appointed by the BOD.

                                 Article 37

      The Chairman, Vice-Chairman and any director may concurrently be the General Manager, Deputy General Manager or other high-ranking personnel of the JV upon the appointment by the BOD.

                                 Article 38

      The General Manager and the Deputy General Manager shall not concurrently be the general manager or deputy general manager of other economic organization and engage in business competition activities of other economic organization against the JV.

                                 Article 39

      The JV shall recruit and employ a chief engineer, treasurer, auditor and other high-ranking personnel, and who shall be appointed by the BOD.

                                 Article 40

      The chief engineer, treasurer and auditor work under the leadership of the General Manager.

      The treasurer shall exercise leadership in financial and accounting affairs of the JV, organize the JV to carry out complete economic accounting and implement the economic responsibility system.

      The auditor shall be in charge of the auditing work of the JV, examine and audit the financial receipts and expenditure, and the account entries of the JV; and submit reports to the General Manager and the BOD.

                                 Article 41

      The General Manager, Deputy General Manager, chief engineer, treasurer auditor and other high-ranking personnel who wish to resign from their posts shall submit their written resignation to the BOD thirty (30) days in advance.

      In case of graft or serious dereliction of duty on the part of the aforementioned personnel in this Article, the BOD shall have the power to dismiss them at any time deemed necessary.

                                  CHAPTER 6

                           FINANCE AND ACCOUNTING

                                 Article 42

      The finance and accounting of the JV shall be handled in accordance with the "Stipulation of Finance and Accounting system of Joint Venture Using Chinese and Foreign Investment formulated by the Ministry of Finance of the PRC.

                                 Article 43

      The fiscal year of the JV shall be from January 1 to December 31 of the Gregorian Calendar.

                                 Article 44

      All vouchers, account books and report shall be written in Chinese, and English.

                                 Article 45

      The JV adopts renminbi (RMB) as its account keeping units. The exchange rates used against other foreign currencies shall be the same as the exchange rates published by the state Administration of Exchange Control of the PRC on the date of its occurrence.

                                 Article 46

      The JV shall open accounts in renminbi (RMB) and foreign currencies with banks in China.

                                 Article 47

      The JV shall adopt the internationally used accrual basis, and debt and credit accounting system in the preparation of its accounts.

                                 Article 48

      The following items shall be covered in the financial account books of the JV.

      1)  The amount of overall cash receipt and expenditure of the JV

      2)  All purchases and sales made by the JV.

      3)  The registered capital and debt situation of the JV.

      4) The time of payment, increase and assignment of the registered capital of the JV.

                                 Article 49

      The financial department shall compile the statement of assets and liabilities, and profit and loss accounts of the past year in the first three (3) months of each fiscal year, and submitted the same to the BOD for approval after these documents have been examined and signed by the auditor.

                                 Article 50

      Each of the parties to the Contract shall have the right to appoint an accountant at its own expense to examine the accounts of the JV, and the JV shall co-operate with such accountant.

                                 Article 51

      The depreciation period for the fixed assets of the JV shall be decided by the BOD in accordance with the "Rule for the Implementation of the Income Tax Law of the People's Republic of China Concerning Joint Ventures with Chinese and Foreign Investment".

                                 Article 52

      All matters concerning foreign exchange shall be handled in accordance with the "Provisional Regulations for Foreign Exchange Control of the People's Republic of China", and other pertinent regulations of the PRC. In the event the JV experiences an imbalance of foreign exchange, profit to be distributed to Parties A and B in terms of renminbi (RMB).

                                  CHAPTER 7

                               PROFIT SHARING

                                 Article 53

      The JV shall make allocation to reserve funds, developments, and bonuses and welfare funds for staff and workers after the payment of taxes. The proportion of such allocation shall be determined by the BOD.

                                 Article 54

      The JV shall pay taxes and make allocation to the various funds.

      From the date the business license of the JV is issued till 1, November, 1993, Party A shall be entitled and liable to the profit and loss of the JV. And from 1, November, 1993, the profit and loss of the JV shall be distributed rateably in proportion to the investment of each of Parties A and B in the registered capital.

                                 Article 55

      The JV shall distribute its profit once a year. Within the first three months of each fiscal year, the previous fiscal years profit distribution plan and profit to be distributed to each party of the contract shall be announced.

      Within the last three months of each fiscal year, the General Manager shall prepare the forecast of profit distribution plan and forecast of various funds allocation plan, and submit to the BOD for examination.

      The General Manager shall prepare monthly and quarterly financial reports and present to the BOD.

                                 Article 56

      The JV shall not distribute profits unless the losses of previous fiscal year(s) have been made up, remaining profit from previous fiscal years can be distributed together with that of the current fiscal year.

                                  CHAPTER 8

                              STAFF AND WORKERS

                                 Article 57

      Recruitment, employment, dismissal, resignation, salary, welfare, labor protection and other issues in relation to the staff and workers of the JV shall be handled in accordance with the "Regulation of the People's Republic of China on Labour Management in Joint Ventures Using Chinese and Foreign Investment" and other rules for its implementation.

                                 Article 58

      The required staff and workers may be recruited through public recruitment process with notification to local labor department. All selection is based on merits by examination.

                                 Article 59

      The JV shall have the right to take disciplinary actions, including recording a demerit and reducing their salary, against those staff and workers who violate the rules, regulation and labor disciplinary codes of the JV. If the violation is of serious nature, the JV shall have the right to take dismissal action, dismissal of staff and workers shall be filed with the local labor management department.

                                 Article 60

      The salaries and other terms and conditions of employment shall be in accordance with relevant rules and regulations in the PRC, confirmed by the BOD based on practical situation of the JV and detailed in the contract of employment.

                                 Article 61

      Matters concerning the welfare funds, bonuses, labor protection and labor insurance, etc., shall be stipulated respectively in the JV's rules and regulations concerning staff and workers to ensure that the staff and workers are under suitable and normal producing and working conditions.

                                  CHAPTER 9

                        THE TRADE UNION ORGANIZATION

                                 Article 62

      The staff and workers of the JV shall have the right to establish a trade union organization and engage in union activities in accordance with the "Trade Union Laws of the People's Republic of China" and "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment".

                                 Article 63

      The trade union in the JV represents the interests of staff and workers, the tasks of the trade union are: to protect the democratic rights and material interests of the staff and workers under the law; to assist the JV in arranging and making rational use of welfare funds and bonuses; to organize political, professional, scientific and technical studies; carry out literary, art and sport activities; and to educate staff and workers to observe labor discipline and strive to fulfil the economic goals of the JV.

                                 Article 64

      The trade union of the JV shall have the right to represent staff and workers in the constituting and signing of the contract of employment, and monitor the execution of such contract.

                                 Article 65

      The trade union leader shall have the right to attend BOD's meeting or matters concerning the JV's plan of development, and production and operation, so as to reflect the opinion and request of the staff and workers.

                                 Article 66

      The trade union of the JV shall mediate in the dispute between the JV and its staff and workers.

                                 Article 67

      The JV shall allot an amount of money totaling not more than two (2)% of the aggregate of all the salaries of the staff and workers of the JV as trade union's fund, which shall be used by the trade union in accordance with the "Managerial Rules for the Trade Union Funds" formulated by the All China Federation by the All China Federation of Trade Union.

                                 CHAPTER 10

                    DURATION, TERMINATION AND LIQUIDATION

                                 Article 68

      The duration of the joint venture shall be twenty (20) years, commencing from the date on which the business license of the JV is issued.

                                 Article 69

      In the event both Parties A and B agree to extend the duration of the joint venture and such extension in approved unanimously by the BOD, then an application for the extension of the duration of the joint venture shall be submitted to the original examination and approval authorities 180 days prior to the expiration date of the joint venture, and proceed with registering the new business license when such approval is given.

                                 Article 70

      In the event that parties A and B agree unanimously that the termination of the joint venture is in the best interest of all the parties, the terms of joint venture and thus the contract may be terminated prior to the expiration date of the joint venture.

      In the event the JV shall terminate prior to its expiration date, decisions must be obtained at BOD's meeting with all directors present, and submit for approval from the original examination and approval authorities.

                                 Article 71

      Any one party of parties A and B may terminate the JV in accordance with laws in the event that the following occur:

      1) The conditions and consequences of force majeure are so severe to the extent that the JV is unable to continue to operate.

      2) The cumulative losses of the JV is so severe to the extent that the JV is unable to continue to operate.

      3) Should the JV be unable to continue its operations due to the fact that any one party fails to fulfill its obligation prescribed by the Contract, or these Articles of Associations.

      4) Should the JV cannot achieve the purpose of operation stated in the Contract or these Articles of Associations due to the fact that any one party seriously violates the terms of the Contract or these Articles of Association.

                                 Article 72

      Upon the expiry or early termination of the joint venture, the BOD shall present the procedures and principles for the liquidation of the JV, nominate candidates for a liquidation committee, and set up a liquidation committee for liquidating the JV's assets.

                                 Article 73

      The tasks of the liquidation committee are: to conduct through check of the property of the JV, its claim and indebtedness; to work out the statement of assets and liabilities, and a list of assets; to formulate a liquidation plan. All these shall be carried out upon approval of the BOD.

                                 Article 74

      During the process of liquidation, the liquidation committee shall represent the JV to sue and be sued.

                                 Article 75

      The liquidation expenses and remuneration to the members of the liquidation committee shall be paid in priority from the existing assets of the JV.

                                 Article 76

      The remaining property after the clearance of debts of the JV shall be distributed among parties A and B rateably according to the proportion of each party's investment in the registered capital of the JV.

                                 Article 77

      On completion of the liquidation, the JV shall submit a liquidation report to the original examination and approval authority and go through the formalities for nullifying its registration at the local Administrative Bureau for Industry and Commerce, which effected the original registration for the company, and hand in its business license, and make an announcement to the public.

                                 Article 78

      All records and books of the JV shall be kept with Party A after the JV's dissolution.

                                 CHAPTER 11

                            RULES AND REGULATION

                                 Article 79

      The BOD shall formulate the following rules and regulation in relation to the JV:

      1) Management regulation, including the powers and functions of the department managers, and the working rules and procedures of the JV's departments.

      2)  Rules and regulations for staff and workers.

      3)  System of labor, and salary.

      4) System of work attendance record, promotions, performance bonuses and penalty for staff and workers.

      5)  Regulations related to welfare of staff and workers.

      6)  Financial system of the JV.

      7)  Liquidation procedures upon the dissolution of the JV.

      8)  Other necessary rules and regulation.

                                 CHAPTER 12

                           SUPPLEMENTARY ARTICLES

                                 Article 80

      Any amendment to these Articles of Association shall be unanimously agreed and decided by the BOD and submitted to the original examination and approval authorities for approval.

                                 Article 81

      These Articles of Association are written in the Chinese language and English language. Both versions carry the same force and effect.

                                 Article 82

      These Articles of Association and its amendment shall come into force and effect upon the approval of examination and approval authorities in the PRC.

      Party A:
      Hangzhou Dairy Complex [Chinese Characters]
      Authorized representative:



      Party B:
      American Flavors China, Inc.
      Authorized representative:
/s/




                                                      July 25, 1993